Exhibit 99.3
Unaudited Condensed Combined Financial Statements

Midstream Assets of Eagle Rock Energy Partners, L.P.

June 30, 2014

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
AS OF JUNE 30, 2014 AND DECEMBER 31, 2013
($ in thousands)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Accounts receivable (a)	$111,284	$128,713
Risk management assets	382	4,412
Prepayments and other current assets	368	2,060
Total current assets	112,034	135,185
PROPERTY, PLANT AND EQUIPMENT — Net	989,755	1,004,317
INTANGIBLE ASSETS — Net	99,830	102,352
DEFERRED TAX ASSET	135	27
RISK MANAGEMENT ASSETS	363	1,621
OTHER ASSETS	11,768	20,457
TOTAL	$1,213,885	$1,263,959

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$110,383	$131,495
Accrued liabilities	8,405	10,899
Risk management liabilities	10,204	6,514
Current portion of long-term debt	258,578	—
Total current liabilities	387,570	148,908
LONG-TERM DEBT	689,274	905,404
ASSET RETIREMENT OBLIGATIONS	10,777	8,543
DEFERRED TAX LIABILITY	5,295	5,294
RISK MANAGEMENT LIABILITIES	5,221	2,465
OTHER LONG TERM LIABILITIES	1,229	946
COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERS' EQUITY	114,519	192,399
TOTAL	$1,213,885	$1,263,959
________________________
(a)	Net of allowance for bad debt of $171 as of June 30, 2014 and $257 as of December 31, 2013.

See accompanying notes to unaudited condensed combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

REVENUE:
Natural gas, natural gas liquids, oil, condensate and helium sales	$236,267	$229,459	$521,644	$448,159
Gathering, compression, processing and treating fees	19,827	20,153	42,224	41,095
Commodity risk management gains (losses), net	(10,968)	13,155	(15,879)	2,083
Other revenue	81	37	85	37
Total revenue	245,207	262,804	548,074	491,374
COSTS AND EXPENSES:
Cost of natural gas, natural gas liquids, condensate and helium	199,697	195,165	445,414	386,265
Operations and maintenance	23,163	25,543	46,336	46,062
Taxes other than income	1,915	1,477	3,791	2,927
General and administrative	17,793	11,580	31,473	22,554
Impairment	—	—	2,097	—
Depreciation, depletion and amortization	19,737	19,097	39,839	38,038
Total costs and expenses	262,305	252,862	568,950	495,846
OPERATING LOSS	(17,098)	9,942	(20,876)	(4,472)
OTHER INCOME (EXPENSE):
Interest expense, net	(14,732)	(14,255)	(29,757)	(28,299)
Interest rate risk management losses, net	(279)	(74)	(422)	(150)
Other Income (expense), net	(60)	140	(68)	140
Total other expense	(15,071)	(14,189)	(30,247)	(28,309)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(32,169)	(4,247)	(51,123)	(32,781)
INCOME TAX PROVISION	(290)	(491)	(107)	(32)
NET LOSS	$(31,879)	$(3,756)	$(51,016)	$(32,749)

 See accompanying notes to unaudited condensed combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED COMBINED STATEMENT OF MEMBERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2014
(in thousands, except unit amounts)

Members' Equity
BALANCE — December 31, 2013	$192,399
Net loss	(51,016)
Distributions to Parent, net	(26,864)
BALANCE — June 30, 2014	$114,519

See accompanying notes to unaudited condensed combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013
($ in thousands)

	Six Months Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(51,016)	$(32,749)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	39,839	38,038
Impairment	2,097	—
Amortization of debt issuance costs	1,830	1,689
Loss (gain) from risk management activities, net	18,705	(1,917)
Derivative Settlements	(5,492)	9,016
Equity-based compensation	3,461	3,435
Loss (gain) on sale of assets	58	(114)
Other	228	520
Changes in assets and liabilities—net of acquisitions:
Accounts receivable	17,429	(17,476)
Prepayments and other current assets	1,692	591
Risk management activities	199	—
Accounts payable	(19,347)	26,675
Accrued liabilities	(324)	16
Other assets	3,429	(298)
Other current liabilities	—	49
Net cash provided by operating activities	12,788	27,475
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(24,735)	(55,241)
Proceeds from sale of assets	—	209
Purchase of intangible assets	(1,324)	(2,044)
Net cash used in investing activities	(26,059)	(57,076)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	203,981	266,110
Repayment of long-term debt	(111,169)	(262,342)
Payment of debt issuance costs	(223)	—
Derivative settlements	(1,678)	(1,635)
Contributions from (distributions to) Parent	(77,640)	27,468
Net cash (used in) provided by financing activities	13,271	29,601
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS—Beginning of period	—	—
CASH AND CASH EQUIVALENTS—End of period	$—	$—

NONCASH INVESTING AND FINANCING ACTIVITIES:
Investments in property, plant and equipment, not paid	$2,042	$4,397
Transfer of senior notes to Parent	$50,695	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid—net of amounts capitalized	$28,378	$27,138

See accompanying notes to unaudited condensed combined financial statements.

MIDSTREAM ASSETS OF EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business—Eagle Rock Energy Partners, L.P., and its subsidiaries (collectively "Eagle Rock Energy," the "Parent" or the "Partnership"), is a limited partnership engaged in (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids ("NGLs"); and crude oil and condensate logistics and marketing (the “Midstream Business”); and (ii) the business of developing and producing interests in oil and natural gas properties (the “Upstream Business”).  The accompanying combined financial statements represent the assets and operations of the entities that make up the Partnership's Midstream Business ("Eagle Rock Midstream").  The assets are strategically located in four productive, mature natural gas producing regions; the Texas Panhandle, East Texas/Louisiana, South Texas and the Gulf of Mexico, and its natural gas pipelines gather natural gas from designated points near producing wells and transport these volumes to third-party pipelines, Eagle Rock Midstream's gas processing plants, utilities and industrial consumers.  Natural gas transported to Eagle Rock Midstream's gas processing plants, either in Eagle Rock Midstream's pipelines or third party pipelines, is treated to remove contaminants and conditioned or processed into marketable natural gas and NGLs.

On July 1, 2014, the Partnership contributed its Midstream Business to Regency Energy Partners LP ("Regency") (such contribution, the "Midstream Business Contribution"). The consideration received by the Partnership for the Midstream Business Contribution included: (i) $576.2 million of cash; (ii) 8,245,859 Regency common units (valued at approximately$265 million based on the closing price of Regency common units on June 30, 2014) and (iii) the exchange of $498.9 million face amount of the Partnership's outstanding unsecured senior notes ("Senior Notes") for an equivalent amount of Regency unsecured senior notes. $51.1 million of the Partnership's Senior Notes did not exchange and remain outstanding. However, the Partnership, having secured a sufficient number of consents as part of the exchange offer, amended the indenture governing its Senior Notes to eliminate substantially all of the restrictive covenants and certain events of default pertaining to its Senior Notes.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation—The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Eagle Rock Midstream, in addition to the processing plants and gathering systems it operates, is the owner of non-operated undivided interests in certain gas processing plants and gas gathering systems and owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Midstream includes its pro-rata share of assets, liabilities, revenues and expenses related to these assets in its financial statements. All intercompany accounts and transactions are eliminated in the condensed combined financial statements.

The accompanying combined financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements and Staff Bulletin ("SAB") Topic 1-B, Allocations of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.  Certain expenses incurred by the Partnership are only indirectly attributable to Eagle Rock Midstream.  As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to Eagle Rock Midstream, so that the accompanying combined financial statements reflect substantially all costs of doing business.  The allocations and related estimates and assumptions are described more fully in Notes 4 and 8.

The Partnership has allocated various corporate overhead expenses to Eagle Rock Midstream based on percentage of usage or headcount.  These allocations are not necessarily indicative of the cost that Eagle Rock Midstream would have incurred had it operated as an independent stand-alone entity.  As such, the condensed combined financial statements may not fully reflect what Eagle Rock Midstream's financial position, results of operations and cash flows would have been had Eagle Rock Midstream operated as a stand-alone company during the periods presented.  Eagle Rock Midstream has also relied upon the Partnership and its affiliates as a participant in the Partnership's credit facility.  As a result, historical financial information is not necessarily indicative of what Eagle Rock Midstream's financial position, results of operations and cash flows will be in the future.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The estimates and assumptions are evaluated on a regular basis. The estimates are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

Inventory—Inventory is stated at the lower of cost or market, with cost being determined using the average cost method.  At June 30, 2014 and December 31, 2013, Eagle Rock Midstream had $0.3 million and $1.8 million, respectively, of crude oil inventory which is recorded as part of Other Current Assets within the unaudited condensed combined balance sheet.

Impairment of Long-Lived Assets—Management evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the assets. Management considers various factors when determining if these assets should be evaluated for impairment, including, but not limited to:

•	significant adverse changes in legal factors or in the business climate;
•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;
•	a significant change in the market value of an asset; or
•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset's carrying value over its fair value.  Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management's intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

See Notes 5 and 7 for further discussion on impairment charges.

Revenue Recognition—Eagle Rock Midstream's primary types of sales and service activities reported as operating revenue include:

•	sales of natural gas, NGLs, crude oil, condensate and helium;
•
natural gas gathering, processing and transportation, from which Eagle Rock Midstream generates revenues primarily through the compression, gathering, treating, processing and transportation of natural gas; and

•	NGL transportation from which Eagle Rock Midstream generates revenues from transportation fees.

Revenues associated with sales of natural gas, NGLs, crude oil, condensate and helium are recognized when title passes to the customer, which is when the risk of ownership passes to the customer and physical delivery occurs.  Revenues associated with transportation and processing fees are recognized in the period when the services are provided.

For gathering and processing services, Eagle Rock Midstream either receives fees or commodities from natural gas producers under various types of contracts including percentage-of-proceeds, fixed recovery and percent-of-index arrangements.  Eagle Rock Midstream also recognizes fee-based service revenues for services such as transportation, compression and processing.

Transportation and Exchange Imbalances—In the course of transporting natural gas and NGLs for others, Eagle Rock Midstream may receive for redelivery different quantities of natural gas or NGLs than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cash out provisions.  Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the combined balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances.  As of June 30, 2014, Eagle Rock Midstream had imbalance receivables totaling $2.3 million and imbalance payables totaling $1.9 million.  As of December 31, 2013, Eagle Rock Midstream had imbalance receivables totaling $0.7 million and imbalance payables totaling $1.6 million.  Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.

Derivatives—Authoritative guidance establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.  The guidance provides that normal purchase and sale contracts, when appropriately designated, are not subject to the guidance.  Normal purchases and sales are contracts which provide for the purchase or sale of something, other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business.  The Partnership's forward natural gas and crude oil purchase and sales contracts are designated as normal purchases and normal sales, with the exception of certain contracts with its natural gas trading and marketing business.  The Partnership uses financial instruments such as swaps, collars and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates.  The Partnership recognizes these financial instruments on its combined balance sheet at the instrument's fair value with changes in fair value reflected in the combined statement of operations, as the Partnership has not designated any of these derivative instruments as hedges.  The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the statement of cash flows. See Note 4 for a description of the Partnership's risk management activities and the amounts allocated to Eagle Rock Midstream.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

On April 10, 2014, the FASB issued new guidance which amends the definition of a discontinued operation and requires entities to provide additional disclosures about disposal transactions that do not meet the discontinued-operations criteria.  Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has or will have a major effect on an entity's operations and financial results.  The new guidance is effective prospectively for all disposals (except disposals classified as held for sale before the adoption date) or components initially classified as held for sale in periods beginning on or after December 15, 2014, with early adoption permitted.  Eagle Rock Midstream is currently evaluating the potential impact, if any, of the adoption of this new guidance on its financial statements.

On May 28, 2014, the FASB issued new guidance related to revenue from contracts with customers. This new guidance outlines a single comprehensive model for entities to use and supersedes most current revenue recognition guidance, including industry-specific guidance. This guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016.  Early application of the guidance is not permitted.  Eagle Rock Midstream is currently evaluating the potential impact, if any, of the adoption of this new guidance on its financial statements.

NOTE 4. RELATED PARTY TRANSACTIONS

As Eagle Rock Midstream does not have its own bank accounts, all cash receipts and payments related to the operating activities of Eagle Rock Midstream are handled by the Partnership.  Transactions between Eagle Rock Midstream and the Partnership, as described below under "Purchases of Natural Gas and Condensate" that will be settled in cash are recorded as part of accounts payable within the unaudited condensed combined balance sheet.  For the transactions that will not be settled in cash, the amounts have been accounted for as either contributions from or distributions to the Partnership.

Cost Allocation

Expenses of employees, whose work directly impacts the assets of Eagle Rock Midstream (the "Eagle Rock Midstream Employees"), are charged directly to Eagle Rock Midstream and recorded as part of operations and maintenance and general and administrative expenses.  In addition, the Partnership has allocated certain overhead costs associated with general and administrative services, including facilities, insurance, information services, human resources and other support departments to Eagle Rock Midstream.  Where costs incurred on Eagle Rock Midstream's behalf cannot be determined by specific identification, the costs are primarily allocated to Eagle Rock Midstream based on percentage of departmental usage or headcount.  Eagle Rock Midstream believes these allocations are a reasonable reflection of the utilization of services provided.  However, the allocations may not fully reflect the expenses that would have been incurred had Eagle Rock Midstream been a stand-alone company during the periods presented.  During the three and six months ended June 30, 2014 and 2013, the Partnership allocated general and administrative expenses of $7.1 million, $14.0 million, $6.8 million and $13.5 million, respectively, to Eagle Rock Midstream.

Purchases of Natural Gas and Condensate

Eagle Rock Midstream enters into transactions with the Partnership and affiliates of Natural Gas Partners ("NGP").  NGP owns a significant equity positions in the Partnership and is also represented on the board of directors of the Partnership's general partner's general partner.  Eagle Rock Midstream purchases natural gas from affiliates of NGP, which is gathered and processed through Eagle Rock Midstream's plants.  Purchases of natural gas and condensate from the Partnership are resold through Eagle Rock Midstream's natural gas marketing and trading and crude oil and condensate logistics and marketing businesses.

The following table summarizes purchase transactions between Eagle Rock Midstream, the Partnership and other affiliated entities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands)
Natural gas purchases from affiliates of NGP	$949	$419	$2,091	$542
Natural gas purchases from the Partnership	$2,527	$2,374	$5,475	$4,188
Condensate purchases from the Partnership	$—	$9,220	$—	$20,506

Payable as of June 30, 2014	$845
Payable as of December 31, 2013	$3,529

Risk Management Instruments

To mitigate commodity price and interest rate risks, the Partnership has entered into both interest rate and commodity derivative contracts.  Certain commodity derivative instruments have been allocated to Eagle Rock Midstream based on the expected future production of wells currently flowing to Eagle Rock Midstream's processing plants, plus additional volumes that it expects to received from future third party drilling.  Certain interest rate derivative instruments have been allocated to Eagle Rock Midstream based on the proportionate amount of the amount outstanding under the Partnership's revolving credit facility that was allocated to Eagle Rock Midstream.  See Notes 9 and 10 for the derivative instruments that have been allocated to Eagle Rock Midstream.
NOTE 5. PROPERTY PLANT AND EQUIPMENT

Fixed assets consisted of the following:

	June 30, 2014	December 31, 2013
	($ in thousands)
Land	$2,877	$2,877
Plant	521,162	520,607
Gathering and pipeline	788,923	777,463
Equipment and machinery	70,588	53,898
Vehicles and transportation equipment	3,805	3,789
Office equipment, furniture, and fixtures	416	397
Computer equipment	4,230	2,558
Linefill	5,159	5,181
Construction in progress	10,809	27,189
	1,407,969	1,393,959
Less: accumulated depreciation, depletion and amortization	(418,214)	(389,642)
Net property plant and equipment	$989,755	$1,004,317

The following table sets forth the total depreciation, capitalized interest costs and impairment expense by type of asset within Eagle Rock Midstream's unaudited condensed combined statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands)
Depreciation	$17,857	$16,502	$36,034	$32,506

Capitalized interest costs	$115	$338	$259	$693

Impairment expense:
Plant assets (a)	$—	$—	$132	$—
Pipeline assets (a)	$—	$—	$1,904	$—
__________________________________
(a)	During the six months ended June 30, 2014, Eagle Rock Midstream incurred impairment charges related to certain plants and pipelines due to the loss of two customers.

NOTE 6.  ASSET RETIREMENT OBLIGATIONS

Eagle Rock Midstream recognizes asset retirement obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets.  Eagle Rock Midstream records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.  The Partnership recognizes asset retirement obligations in accordance with the term “conditional asset retirement obligation,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within its control.  Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional.  Accordingly, Eagle Rock Midstream is required to recognize a liability for the fair value of a conditional asset retirement obligation upon initial recognition if the fair value of the liability can be reasonably estimated.  The fair value of additions to the asset retirement obligations is estimated using valuation techniques that covert future cash flows to a single discounted amount.  Significant inputs to the valuation include estimates of (i) remediation costs, (ii) remaining lives, (iii) future inflation factors and (iv) a credit-adjusted risk free interest rate.

A reconciliation of Eagle Rock Midstream's liability for asset retirement obligations is as follows:

	2014	2013
	($ in thousands)
Asset retirement obligations—January 1	$10,400	$9,765
Additional liabilities	37	27
Accretion expense	340	359
Asset retirement obligations—June 30, (a)	$10,777	$10,151
_____________________________________
(a)         As of December 31, 2013, $1.9 million was included within accrued liabilities in the unaudited condensed combined balance sheets.

NOTE 7. INTANGIBLE ASSETS

Intangible assets consist of rights-of-way and easements and acquired customer contracts, which Eagle Rock Midstream amortizes over the term of the agreement or estimated useful life.  The amortization period for the rights-of-way and easements is 20 years. The amortization period for contracts ranges from 5 to 20 years.  Intangible assets consisted of the following:

	June 30, 2014	December 31, 2013
	($ in thousands)
Rights-of-way and easements—at cost	$128,442	$127,168
Less: accumulated amortization	(38,664)	(35,576)
Contracts	22,742	22,742
Less: accumulated amortization	(12,690)	(11,982)
Net intangible assets	$99,830	$102,352

The following table sets forth the total amortization and impairment expense by type of intangible assets within Eagle Rock Midstream's unaudited condensed combined statements of operations:

	Three months ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)
Amortization	$1,890	$2,585	$3,805	$5,512

Impairment expense:
Rights-of-way (a)	$—	$—	$61	$—
_____________________________________
(a)	During the six months ended June 30, 2014, Eagle Rock Midstream incurred impairment charges certain rights-of-way due to the loss of two customers.

    Estimated future amortization expense related to the intangible assets at June 30, 2014, is as follows (in thousands):

Year ending December 31,
2014	$3,846
2015	$7,762
2016	$7,762
2017	$7,761
2018	$7,760
Thereafter	$64,939

NOTE 8. LONG-TERM DEBT

Allocations to Eagle Rock Midstream

Based upon the Midstream Business Contribution transaction described within Note 1 and the guidance under SAB Topic 5J, the amount of the Senior Notes (as defined below) exchanged for Regency unsecured senior notes has been allocated to Eagle Rock Midstream.  A portion of the amount outstanding under the Partnership's revolving credit facility has been allocated to Eagle Rock Midstream based on upon the percentage of the midstream component of the borrowing base to the entire borrowing base.

 Long-term debt allocated to Eagle Rock Midstream consisted of the following:

	June 30, 2014	December 31, 2013
	($ in thousands)
Revolving credit facility:	$452,954	$360,142
Senior Notes:
8.375% senior notes due 2019	498,880	550,000
Unamortized bond discount	(3,982)	(4,738)
Total senior notes	494,898	545,262
Total debt	947,852	905,404
Less: current maturities (1)	258,578	—
Total long-term debt	$689,274	$905,404
____________________________
1)
Per the Credit Agreement (as defined below), as a result of the contribution of the Midstream Business, the Partnership is required to pay down outstanding debt to the amount of the upstream portion of the borrowing base.  As of June 30, 2014, the Partnership has classified as current a portion of the credit facility allocated to Eagle Rock Midstream based on the difference between the amount outstanding under its credit facility and the upstream portion of the borrowing base.

In addition, Eagle Rock Midstream was allocated a portion of the debt issuance costs related to the revolving credit facility and all of the debt issuance costs related to the Senior Notes.  As of June 30, 2014 and December 31, 2013, Eagle Rock Midstream had unamortized debt issuance costs of $10.8 million and $13.0 million, respectively.

Revolving Credit Facility

On June 22, 2011, the Partnership entered into an Amended and Restated Credit Agreement, as amended on December 28, 2012 (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative and documentation agent and swingline lender, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and the other lenders who are parties to the Credit Agreement.  The Credit Agreement amended and restated the Partnership’s prior $1,200 million Credit Agreement (the “Prior Credit Agreement”).  Upon the effectiveness of the Credit Agreement, all commitments of the lenders party to the Prior Credit Agreement were terminated and all loans and other indebtedness of the Partnership under the Prior Credit Agreement were renewed and extended, inclusive of new lender commitments, on the terms and conditions of the Credit Agreement. The Credit Agreement matures on June 22, 2016.

The Partnership currently pays an annual fee of 0.50% on the unused commitment under the Credit Agreement.  As of June 30, 2014, the Partnership had approximately $4.4 million of outstanding letters of credit and approximately $45.8 million of availability under the Credit Agreement, based on its commitments of $819 million and before considering covenant limitations, prior to the paydown on July 1, 2014, as described above.  The Credit Agreement matures on June 22, 2016.

     On February 26, 2014, the Partnership and its lender group amended the Credit Agreement to allow for greater liquidity under the Credit Agreement and for greater covenant flexibility for the first quarter of 2014. Specifically, the amendment provided for: (i) an increase in the Total Leverage Ratio and Senior Secured Leverage Ratio (as defined in the Credit Agreement) for the quarter ended March 31, 2014; (ii) the exclusion of fees and expenses associated with the strategic review and disposition of the Partnership’s Midstream Business from the calculation of Consolidated EBITDA (as defined in the Credit Agreement); (iii) deferring the redetermination of the Upstream Borrowing Base (as defined in the Credit Agreement) until June 1, 2014; and (iv) the option for the Partnership, at its election, to expand the multiplier for the Midstream Borrowing Base (as defined in the Credit Agreement) from 3.75x to 4.00x.  The Partnership exercised this option to expand the multiplier for the Midstream Borrowing Base on March 31, 2014.

On May 28, 2014 the Partnership and its lender group further amended the Credit Agreement to allow for greater liquidity and certain covenant relief through the second quarter of 2014. The amendment, among other items, provided for an increase in the midstream component of the Credit Agreement's total borrowing base and provided for an increase in the Total Leverage Ratio and Senior Secured Leverage Ratio (as defined in the Credit Agreement) for the quarter ended June 30, 2014.  The amendment also provided that (i) effective June 1, 2014, the upstream component of the borrowing base of the Credit Agreement will decrease from $380 million to $330 million as part of the Partnership's regular semi-annual redetermination by its commercial lenders, (ii) the next borrowing base redetermination will be September 1, 2014, and (iii) that such reduction would automatically reduce aggregate commitments of the lenders under the Credit Agreement, with further automatic reductions in such aggregate commitments in amounts equal to, and upon, any future reductions in the borrowing base.

The following table presents the debt covenant levels specified in our revolving credit facility as of June 30, 2014:

Quarter Ended	Total Leverage Ratio (a)	Senior Secured Leverage Ratio (a)	Interest Coverage Ratio (b)	Current Ratio (b)
June 30, 2014	5.85	3.40	2.50	1.0
September 30, 2014	4.75	2.95	2.50	1.0
Thereafter	4.50	N/A	2.50	1.0
_____________________
(a)	Amount represents the maximum ratio for the period presented.
(b)	Amount represents the minimum ratio for the period presented.

The following table presents the Partnership's actual covenant ratios as of June 30, 2014:

Interest coverage ratio	2.9
Total leverage ratio	5.77
Senior secured leverage ratio	3.37
Current ratio	1.0

As of June 30, 2014, the Partnership was in compliance with the financial covenants under the revolving credit facility.   In part due to the completion of the Midstream Business Contribution on July 1, 2014 (see Note 1), the Partnership expects to remain in compliance with its financial covenants under the Credit Agreement through June 2015.

NOTE 9. RISK MANAGEMENT ACTIVITIES

Interest Rate Swap Derivative Instruments

Various interest rate swaps have been entered into to mitigate interest rate risk. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into these swaps is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense.

For accounting purposes, the interest rate derivative instruments have not been designated as hedges; instead it marks these derivative contracts to fair value (see Note 10).  Changes in fair values of the interest rate derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within other income (expense).

The following table sets forth certain information regarding the Partnership's various interest rate swaps that have been allocated (as discussed in Note 4) to Eagle Rock Midstream as of June 30, 2014:

Effective Date	Expiration Date	Notional Amount	Fixed Rate
6/22/2011	6/22/2015	$122,500,000	2.95%

Commodity Derivative Instruments - Corporate

The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors which are beyond Eagle Rock Midstream's control.  These risks can cause significant changes in cash flows and the Partnership's ability to comply with the covenants of the revolving credit facility.  Risk management activities that take the form of commodity derivative instruments have been entered into in order to manage the risks associated with changes in the future prices of crude oil, natural gas and NGLs on its forecasted equity production.  It has been determined that it is necessary to hedge a substantial portion of the expected production in order to meaningfully reduce the future cash flow volatility.  Hedging levels are generally limited to less than its total expected future production.  While hedging at this level of production does not eliminate all of the volatility in the cash flows, the risk of situations where a modest loss of production would not put it in an over-hedged position is mitigated.  At times, the strategy may involve entering into hedges with strike prices above current future prices or resetting existing hedges to higher price levels in order to meet the cash flow objectives or to stay in compliance with the covenants under the revolving credit facility.  In addition, hedges or portions of hedges may be terminated or unwound when the expected future volumes do not support the level of hedges.  For Eagle Rock Midstream, expected future production is based on the expected production from wells currently flowing to the Partnership's processing plants, plus additional volumes it expects to receive from future drilling activity by its producer customer base.  The expectations for volumes associated with future drilling are based on information it receives from its producer customer base and historical observations. Appropriate contract terms are applied to these projections to determine the expected future equity share of the commodities.

Fixed-price swaps, costless collars and put options are used to achieve the hedging objectives and often expected future volumes of one commodity are hedged with derivatives of the same commodity.  In some cases, however, it is believed that it is better to hedge future changes in the price of one commodity with a derivative of another commodity, which is referred to as “proxy” hedging.  The changes in future NGL prices will be hedged using crude oil hedges because NGL prices have been highly correlated to crude oil prices and hedging NGLs directly is usually less attractive due to the relative illiquidity in the NGL forward market.  A portion of the expected future ethane production may be hedged using natural gas because forward prices for ethane are often heavily discounted from its current prices.  Also, natural gas prices provide support for ethane prices because in many processing plants ethane can be recombined with the residue gas stream and sold as natural gas.  When "proxy" hedging is used, the expected volumes of the underlying commodity are converted to the equivalent volumes of the hedged commodity.  In the case of NGLs hedged with crude oil derivatives, these conversions are based on the historical relationship of the prices of the two commodities and management's judgment regarding future price relationships of the commodities.  In the case where ethane is hedged with natural gas derivatives, the conversion is based on the thermal content of ethane.

For accounting purposes, none of the commodity derivative instruments have been designated as hedges; instead these derivative contracts are marked to fair value (see Note 10).  Changes in fair values of the commodity derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within revenue.

Using derivative instruments to economically hedge exposure to changes in commodity prices exposes oneself to counterparty credit risk.  Historically, the corporate derivative counterparties have all been participants or affiliates of participants within the Partnership's revolving credit facility (see Note 8), which is secured by substantially all of the assets of the Partnership.  Therefore, no collateral is required to be posted, nor is collateral required from the counterparties.  The Partnership minimizes the credit risk in derivative instruments by limiting exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis.  In addition, the Partnership's derivative contracts for certain counterparties are subject to counterparty netting agreements governing such derivatives, and when possible, the Partnership nets the open positions of each counterparty.  See Note 10 for the impact to the Eagle Rock Midstream's unaudited condensed combined balance sheets of the netting of these derivative contracts.

The commodity derivative counterparties as of June 30, 2013, not including counterparties of its marketing and trading business, included Wells Fargo Bank, National Association, Bank of Nova Scotia, Bank of America N.A., J Aron and Company (an affiliate of Goldman Sachs), Royal Bank of Canada and CITIBANK, N.A.

The following tables set forth certain information regarding the Partnership's commodity derivatives allocated (as discussed in Note 4) to Eagle Rock Midstream.   Within each table, some trades of the same commodities with the same tenors have been aggregated and shown as weighted averages.

Commodity derivatives, as of June 30, 2014, that will mature during the years ended December 31, 2014, 2015 and 2016:

Underlying	Type	Notional Volumes (units) (a)	Floor Strike Price ($/unit)(b)	Cap Strike Price ($/unit)(b)
Contracts Maturing in 2014
Natural Gas	Swap (Pay Floating/Receive Fixed)	2,400,000	$4.02
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$97.00
Crude Oil	Swap (Pay Fixed/Receive Floating)	(46,014	$92.55
Crude Oil	Costless Collar	120,000	$90.00	$106.00
Propane	Swap (Pay Floating/Receive Fixed)	3,780,000	$1.13
Contracts Maturing in 2015
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$87.29
Contracts Maturing in 2016
Crude Oil	Swap (Pay Floating/Receive Fixed)	480,000	$84.48
_______________________
(a)	Volumes of natural gas are measured in MMbtu, volumes of crude oil are measured in barrels, and volumes of natural gas liquids are measured in gallons.
(b)	Amounts represent the weighted average price. The weighted average prices are in $/MMbtu for natural gas, $/barrel for crude oil and $/gallon for natural gas liquids.

Commodity Derivative Instruments - Marketing & Trading

Eagle Rock Midstream conducts natural gas marketing and trading activities.  Eagle Rock Midstream engages in activities intended to capitalize on favorable price differentials between various receipt and delivery locations.  These activities are governed by its risk policy.

As part of its natural gas marketing and trading activities, Eagle Rock Midstream enters into both financial derivatives and physical contracts. These financial derivatives, primarily basis swaps, are transacted: (i) to economically hedge subscribed capacity exposed to market rate fluctuations and (ii) to mitigate the price risk related to other purchase and sales of natural gas.  By entering into a basis swap, one pricing index is exchanged for another, effectively locking in the margin between the natural gas purchase and sale by removing index spread risk on the combined physical and financial transaction.

A commodity-related derivative contract may be designated as a "normal" purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business.  If designated as "normal" the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.  Commodity-related contracts that do not qualify for the normal designation are accounted for as derivatives and are marked-to-market each period.

Through Eagle Rock Midstream's natural gas marketing activity, Eagle Rock Midstream will have credit exposure to additional counterparties. Eagle Rock Midstream minimizes the credit risk associated with natural gas marketing by limiting its exposure to any single counterparty and monitoring the creditworthiness of its counterparties on an ongoing basis.  In addition, its natural gas purchase and sale contracts, for certain counterparties, are subject to counterparty netting agreements governing settlement under such natural gas purchase and sales contracts.

Marketing and Trading commodity derivative instruments, as of June 30, 2014, that will mature during the year ended December 31, 2014 and beyond:

Type	Notional Volumes (MMbtu)
Portion of Contracts Maturing in 2014
Index Swap - Purchases	1,395,000
Index Swap - Sales	542,500
Swap (Pay Fixed/ Receive Floating) - Purchases	77,500
Swap (Pay Floating/ Receive Fixed) - Sales	310,000
Forward purchase contract - index	8,883,280
Forward sales contract - index	9,625,530
Forward purchase contract - fixed price	852,500
Forward sales contract - fixed price	1,240,000
Basis Swaps - Purchases	3,997,500
Basis Swaps - Sales	1,537,500
Portion of Contracts Maturing in 2015 and beyond
Basis Swaps - Purchases	13,280,000
Basis Swaps - Sales	13,280,000

Changes in the fair value of these financial and physical contracts are recorded as adjustments to natural gas sales.

Fair Value of Interest Rate and Commodity Derivatives

Fair values of interest rate and commodity derivative instruments not designated as hedging instruments in the unaudited condensed combined balance sheet as of June 30, 2014 and December 31, 2013:

	As of June 30, 2014
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$—	Current liabilities	$(3,200)
Commodity derivatives - assets	Current assets	382	Current liabilities	570
Commodity derivatives - assets	Long-term assets	363	Long-term liabilities	—
Commodity derivatives - liabilities	Current assets	—	Current liabilities	(7,574)
Commodity derivatives - liabilities	Long-term assets	—	Long-term liabilities	(5,221)
Total derivatives		$745		$(15,425)

	As of December 31, 2013
	Derivative Assets		Derivative Liabilities
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
	($ in thousands)
Interest rate derivatives - liabilities	Current assets	$—	Current liabilities	$(3,043)
Interest rate derivatives - liabilities	Long-term assets	—	Long-term liabilities	(1,413)
Commodity derivatives - assets	Current assets	4,427	Current liabilities	688
Commodity derivatives - assets	Long-term assets	1,807	Long-term liabilities	1,069
Commodity derivatives - liabilities	Current assets	(15)	Current liabilities	(4,159)
Commodity derivatives - liabilities	Long-term assets	(186)	Long-term liabilities	(2,121)
Total derivatives		$6,033		$(8,979)

The following table sets forth the location of gains and losses for derivatives not designated as hedging instruments within the unaudited condensed combined statements of operations (in thousands):

Amount of Gain (Loss) Recognized in Income on Derivatives		Three Months Ended June 30,		Six Months Ended June 30,
		2014	2013	2014	2013

Interest rate derivatives	Interest rate risk management losses, net	$(279)	$(74	$(422)	$(150)
Commodity derivatives	Commodity risk management gains (losses), net	(10,968)	13,155	(15,879)	2,083
Commodity derivatives -trading	Natural gas, natural gas liquids, oil, condensate and helium sales	(1,416)	1,134	(2,404)	(16)
	Total	$(12,663)	$14,215	$(18,705)	$1,917

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Eagle Rock Midstream utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets and liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

As of June 30, 2014, the interest rate swaps and commodity derivative instruments (see Note 9), which includes crude oil, natural gas and NGLs, are recorded at fair value. The classification of the inputs are reviewed at the end of each period and the inputs to measure the fair value of its interest rate swaps, crude oil derivatives and natural gas derivatives are classified as Level 2.

The following table discloses the fair value of the allocated derivative instruments as of June 30, 2014 and December 31, 2013:

	As of June 30, 2014
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$500	$—	$(500)	$—
Natural gas derivatives	—	745	—	—	745
NGL derivatives	—	70	—	(70)	—
Total	$—	$1,315	$—	$(570)	$745

Liabilities:
Crude oil derivatives	$—	$(10,675)	$—	$500	$(10,175)
Natural gas derivatives	—	(2,120)	—	—	(2,120)
NGL derivatives	—	—	—	70	70
Interest rate swaps	—	(3,200)	—	—	(3,200)
Total	$—	$(15,995)	$—	$570	$(15,425)
____________________________
(a)	Represents counterparty netting under agreement governing such derivative contracts.
	As of December 31, 2013
	Level 1	Level 2	Level 3	Netting (a)	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$3,652	$—	$(256)	$3,396
Natural gas derivatives	—	4,339	—	(1,702)	2,637
Total	$—	$7,991	$—	$(1,958)	$6,033

Liabilities:
Crude oil derivatives	$—	$(2,138)	$—	$256	$(1,882)
Natural gas derivatives	—	(4,343)	—	1,702	(2,641)
Interest rate swaps	—	(4,456)	—	—	(4,456)
Total	$—	$(10,937)	$—	$1,958	$(8,979)
____________________________
(a)	Represents counterparty netting under agreement governing such derivative contracts.

Gains and losses losses related to the interest rate derivatives are recorded as part of interest rate risk management gains and losses in the unaudited condensed combined statements of operations.  Gains and losses related to commodity derivatives are recorded as a component of revenue in the unaudited condensed combined statements of operations.

Fair Value of Assets and Liabilities Measured on a Non-recurring Basis

For periods in which impairment charges have been incurred, the Partnership is required to write down the value of the impaired asset to its fair value. See Note 5 and 7 for a further discussion of the impairment charges recorded during the six months ended June 30, 2014.  The following table discloses the fair value of the Partnership's assets measured at fair value on a nonrecurring basis during the six months ended June 30, 2014:

	Six Months Ended June 30,
	2014	Level 1	Level 2	Level 3	Total Losses
	($ in thousands)
Plant assets	$52	$—	$—	$52	$132
Pipeline assets	$746	$—	$—	$746	$1,904
Rights-of-way	$24	$—	$—	$24	$61

The Partnership calculated the fair value of the impaired assets using a discounted cash flow analysis to determine the excess of the asset's carrying value over its fair value.  Significant inputs to the valuation of fair value of the plant, pipeline and intangible assets includes estimates of (i) future cash flows, including revenue, expenses and capital expenditures, (ii) timing of cash flows, (iii) forward commodity prices, adjusted for estimate location differentials and (iv) a discount rate reflective of our cost of capital.

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

As of June 30, 2014, the outstanding debt associated with the Credit Agreement bore interest at a floating rate; as such, Eagle Rock Midstream believes that the carrying value of this debt approximates its fair value.  The outstanding debt associated with the Senior Notes bears interest at a fixed rate; based on the market price of the Senior Notes as of June 30, 2014 and December 31, 2013, the fair value of the Senior Notes allocated to Eagle Rock Midstream is estimated to be $541.9 million compared to $599.5 million.  Fair value of the senior notes was estimated based on prices quoted from third-party financial institutions, which are characteristic of Level 2 fair value measurement inputs.

NOTE 11. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation—Eagle Rock Midstream is subject to lawsuits which arise from time to time in the ordinary course of business, such as the interpretation and application of contractual terms related to the calculation of payment for liquids and natural gas proceeds.  Eagle Rock Midstream did not have an accrual as of June 30, 2014 and December 31, 2013 related to legal matters, and current lawsuits are not expected to have a material adverse effect on its financial position, results of operations or cash flows.  Eagle Rock Midstream has been indemnified by a third-party up to a certain dollar amount for two lawsuits.  If there ultimately is a finding against it in these two indemnified cases, it would expect to make a claim against the indemnification up to limits of the indemnification.

Insurance—The Partnership covers its operations and assets with insurance which management believes is consistent with that in force for other companies engaged in similar commercial operations with similar type properties.  This insurance includes: (1) commercial general liability insurance covering liabilities to third parties for bodily injury, property damage and pollution arising out of Eagle Rock Energy operations; (2) workers’ compensation liability coverage for employees to required statutory limits; (3) automobile liability insurance covering liability to third parties for bodily injury and property damage arising out of the operation of all owned, hired and non-owned vehicles by its employees on company business; (4) property insurance covering the replacement cost of all owned real and personal property, including coverage for losses due to boiler and machinery breakdown, earthquake, flood and consequent business interruption/extra expense; (5) control of well/operator's extra expense insurance for operated and non-operated wells in the Upstream Segment; and (6) corporate liability insurance including coverage for Directors and Officers and Employment Practices liabilities.  In addition, the Partnership maintains excess liability insurance providing limits in excess of the established primary limits for commercial general liability and automobile liability insurance.

All coverages are subject to industry accepted policy terms, conditions, limits and deductibles comparable to that obtained by other energy companies with similar operations.  The cost of insurance for the energy industry continued to fluctuate over the past year, reflecting the changing conditions in the insurance markets.

A portion of the cost of the premiums paid by the Partnership have been allocated to Eagle Rock Midstream and included within general and administrative expenses as discussed within Note 4.

Environmental—The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment.  As an owner or operator of these facilities, Eagle Rock Midstream must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters.  The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation.  Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Midstream's combined results of operations, financial position or cash flows.  At June 30, 2014 and December 31, 2013, Eagle Rock Midstream had accrued approximately $0.5 million and $0.7 million, respectively, for environmental matters.

Other Commitments—Eagle Rock Midstream utilizes assets under operating leases for its certain equipment, certain rights-of-way and facilities locations and vehicles and in several areas of its operations.  Rental expense, including leases with no continuing commitment, amounted to approximately $1.5 million, $3.6 million, $2.0 million and $3.5 million, respectively, for the three and six months ended June 30, 2014 and 2013.  In addition, the allocation of general and administrative expenses from the Partnership for the three and six months ended June 30, 2014 and 2013, included rent expense of approximately $0.4 million, $0.8 million, $0.1 million and $0.4 million, respectively.  Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

NOTE 12. INCOME TAXES

As Eagle Rock Midstream is not a separate legal entity, it does not file its own tax returns, but its results are included within the Partnership's consolidated tax return.  In order to present the effect on the results of Eagle Rock Midstream had it not been eligible to be included in the Partnership's consolidated income tax returns, the tax provision have been presented on a separate return basis in accordance with the guidance under Staff Accounting Bulletin ("SAB") Topic 1B.

Eagle Rock Midstream's state income tax provision was comprised solely of changes to its net deferred tax liability for the three and six months ended June 30, 2014 and 2013.  During the three and six months ended June 30, 2014 and 2013, Eagle Rock Midstream generated a taxable loss and thus did not incur any current state taxes.  For the six months ended June 30, 2014 and 2013, the effective tax rate was 0.2% and 0.1%, respectively.

NOTE 13. EQUITY-BASED COMPENSATION

Eagle Rock Energy G&P, LLC, the general partner of the general partner of the Partnership, has a long-term incentive plan, as amended (“LTIP”), for its employees, directors and consultants who provide services to the Partnership and its subsidiaries and affiliates.  The LTIP provides for the issuance of an aggregate of up to 14,500,000 common units, to be granted either as options, restricted units or phantom units, of which, as of June 30, 2014, a total of 7,937,294 common units remained available for issuance.  Grants under the LTIP are made at the discretion of the board and to date have only been made in the form of restricted units. Distributions declared and paid on outstanding restricted units, where such restricted units are eligible to receive distributions, are paid directly to the holders of the restricted units.  No options or phantom units have been issued to date.

The restricted units granted are valued at the market price as of the date issued.  The awards generally vest over three years on the basis of one third of the award each year.  The Partnership recognizes compensation expense on a straight-line basis over the requisite service period for the restricted unit grants.  During the restriction period, distributions associated with the granted awards will be distributed to the awardees.

A summary of the restricted common units’ activity related to the Eagle Rock Midstream Employees for the six months ended June 30, 2014 is provided below:

	Number of Restricted Units	Weighted Average Fair Value
Outstanding at December 31, 2013	684,109	$9.73
Vested	(286,100)	$10.00
Forfeited	(242,112)	$9.66
Outstanding at June 30, 2014	155,897	$9.36

For the three and six months ended June 30, 2014 and 2013, non-cash compensation expense of approximately $0.8 million, $1.6 million, $0.8 million and $1.5million, respectively, was recorded, related to the granted restricted units of the Eagle Rock Midstream Employees, as part of general and administrative expense in the combined statement of operations.  In addition, the allocation of general and administrative expenses from the Partnership for the three and six months ended June 30, 2014 and 2013, included non-cash compensation expense of approximately, $0.8 million, $1.9 million, $1.1 million and $2.0 million, respectively.

As of June 30, 2014, unrecognized compensation costs related to the outstanding restricted units under the LTIP of the Eagle Rock Midstream Employees totaled approximately $0.8 million. The remaining expense is to be recognized over a weighted average of 0.3 years.

NOTE 14.  SUBSEQUENT EVENTS

Contribution of the Midstream Business

On July 1, 2014, the Partnership completed the contribution of its Midstream Business to Regency (see Note 1).

Amendment to Senior Note Indenture

$51.1 million of the Partnership's Senior Notes did not exchange and remain outstanding; however, the Partnership secured a sufficient number of consents as part of the exchange offer to, and did, amend the indenture governing its remaining outstanding unsecured senior notes to eliminate substantially all of the restrictive covenants and certain events of default pertaining to its Senior Notes.

Subsequent events have been evaluated through August 19, 2014, the date the financial statements were issued.